BARCLAYS PLC
RULES OF THE BARCLAYS GROUP DEFERRED SHARE VALUE PLAN

Adopted by the Board Remuneration Committee of Barclays PLC on 8 February 2017 and amended by the Barclays Group Share Schemes Committee on 22 May 2018 and by the Board Remuneration Committee of Barclays PLC on 4 February 2020 and 26 January 2022.

10868-5-541-v0.9	70-40492187

Restricted - External

CONTENTS
Rule	Page
Schedule 1 – Special Provisions Schedule    18
Schedule 2 Cash Awards..……………………………………………………………    21

10868-5-541-v0.9	- i-	70-40492187

Restricted - External

1.DEFINITIONS AND INTERPRETATION
1.1In the Plan, unless the context otherwise requires:
"Adoption Date" means 8 February 2017 being the date on which the Plan was adopted by the Committee;
"Award" means a Conditional Award, a Forfeitable Award, an Option, a Provisional Allocation or such other form of award as determined by the Committee on or before the Award Date which may relate to Shares or to Capital Instruments;
"Award Date" means in relation to an Award the date specified as such by the Committee in the Award Letter;
"Award Letter" means a letter containing the information specified in Rule 2.2 in such form as may be prescribed from time to time by the Committee provided to a Participant informing the Participant of the grant of an Award to him;
"Board" means the board of directors for the time being of the Company or a duly authorised committee of the Board or a duly authorised person;
"Capital Instrument" means a capital instrument or security issued by a member of the Group from time to time;
"Cash Award" means an Award which relates to a cash sum granted under Schedule 2 to the Plan;
"Committee" means the remuneration committee for the time being of the Board (or a duly authorised committee thereof or person or persons duly authorised by the remuneration committee to exercise any of its powers or duties under the Plan) empowered to act on behalf of the Company for all purposes in connection with the Plan or, if there is no such committee in existence at the relevant time, the Board, save that, should any person obtain Control of the Company, the Committee shall mean the members of the Committee immediately before such Control is obtained;
"Company" means Barclays PLC (registered no. 48839);
"Conditional Award" means a conditional right to acquire Securities granted under the Plan;
"Control" means control within the meaning of section 995 of the Income Tax Act 2007;
"Coupon" means an amount paid as interest or a similar payment in respect of Capital Instruments subject to an Award over all or part of the Vesting Period;
"Coupon Equivalent" means an amount that the Committee may determine to add to a Vesting Portion on a Vesting Date which is equal to the value of any Coupons paid on the Capital Instruments subject to an Award which would have been paid to the Participant in respect of the Capital Instruments acquired on the exercise of an Option or Vesting of a Conditional Award or Provisional Allocation between the Award Date and the date on which the Option first became exercisable or the Conditional Award or Provisional Allocation Vested as the case may be, had those Capital Instruments been beneficially owned by the Participant during that period;
"Dividend Shares" means a number of Shares equal to the value of dividends paid on the Shares subject to an Award over all or any part of the Vesting Period and which may be added to a Vesting Portion on a Vesting Date as determined by the Committee;
"Eligible Employee" means any person who is an employee or former employee of any member of the Group and who is deemed to be eligible to participate by the Committee PROVIDED THAT a person shall not be eligible to participate in the Plan if he is a director of the Company;
"Employer" means the employing company of an Eligible Employee or a Participant, as the context so requires;

10868-5-541-v0.9	- 1-	70-40492187

Restricted - External

"Forfeitable Award" means the transfer of the beneficial interest in Forfeitable Securities to a Participant and the subsequent holding of that interest in accordance with the Plan;
"Forfeitable Securities" means Securities comprised in a Forfeitable Award which are subject to certain restrictions and forfeiture under the Plan;
"Group" means the Company and all of its Subsidiaries and the expression "member of the Group" shall be construed accordingly;
“Involved in an Investigation” means:
(a)    where a current or former employee:
(i)    is suspended from employment or placed on paid leave in connection with a disciplinary or regulatory matter (whether internal or external); or
(ii)    is the subject of, undergoing or involved in an investigation in connection with a  disciplinary or regulatory matter (whether internal or external); or
(iii) by virtue of his or her line management responsibilities could become the subject of, undergo or become involved in an investigation in connection with a disciplinary or regulatory matter (whether internal or external); or
(b)    any other category of employee or former employee as determined by the Committee from time to time in its discretion;
"Option" means a right to acquire Securities granted under the Plan which is designated as an option by the Committee under Rule 2.2;
"Option Price" means the amount, if any, payable on the exercise of an Option;
"Participant" means an Eligible Employee who has been granted an Award or, where applicable, his personal representative;
"Participating Companies" means the Company and other members of the Group which have been nominated by the Committee to participate in the Plan;
"Performance Condition" means a condition related to performance which is specified by the Committee under Rule 2.2;
"Plan" means the Barclays Group Deferred Share Value Plan as constituted by these rules and as amended from time to time in accordance with the provisions hereof;
"Provisional Allocation" means a provisional award of Securities which does not constitute the acquisition by a Participant of an interest in the Securities awarded to him or the acquisition of a right to acquire those Securities;
"Risk Committee" means the Barclays Group Risk Committee (or a duly authorised committee thereof or a duly authorised person);
"Rules" means the rules of the Plan as set out in this document and "Rule" shall be construed accordingly;
"Securities" means Shares or Capital Instruments as the context so requires;
"Shares" means ordinary shares in the capital of the Company or such other class of shares as may represent the same as a result of any reorganisation, reconstruction or other variation of the share capital of the Company to which the provisions of the Plan may apply from time to time PROVIDED THAT if a corporate event described in Rule 6 occurs, references to "Shares" in Rules 3 to 6 inclusive shall include any consideration received for any such shares under an Award which may otherwise have Vested;
"Special Provisions Schedule" means Schedule 1 to the Plan;

10868-5-541-v0.9	- 2-	70-40492187

Restricted - External

"Subsidiary" means any company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;
"US Participant" means a Participant who (i) is resident in, or a citizen or green card holder of, the United States of America on the Award Date, (ii) is otherwise subject to US taxation on the Award Date or (iii) becomes subject to US taxation prior to exercise or Vesting of an Award;
"Vest" means:
(a)    in relation to a Conditional Award, a Participant becoming entitled to have Securities transferred to him (or his nominee account) subject to the Rules;
(b)    in relation to an Option, it becoming exercisable;
(c)     in relation to a Forfeitable Award, the restrictions imposed on the Forfeitable Securities under the Plan ceasing to apply;
(d)    in relation to a Provisional Allocation, the Committee determining in its absolute discretion to release some or all of the Securities subject to the Provisional Allocation, and "Vesting" shall be construed accordingly;
"Vesting Date" means such date as the Committee shall in its absolute discretion determine in relation to a Vesting Portion of an Award;
"Vesting Period" means the period from the Award Date to the final Vesting Date specified in the Award Letter; and
"Vesting Portion" means such percentage of the Securities subject to an Award (rounded down to the nearest whole Security) as may Vest on or about any Vesting Date as set out in the Award Letter.
1.2Any reference in the Plan to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time. Where the context permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.
2.    GRANT OF AWARDS
1.1    Subject to the limitations specified in this Rule 2, the Committee may in its absolute discretion grant any Eligible Employee an Award in accordance with the Rules and if relevant modified by the Special Provisions Schedule and on such additional terms as the Committee may specify at the time of grant. For the avoidance of doubt, an Award may not be granted to a person who is not an Eligible Employee.
1.2The Committee shall as soon as reasonably practicable on or after the Award Date notify the Eligible Employee of the grant of the Award in writing in an Award Letter. The Award Letter shall specify (without limitation):
    (a)    the form of the Award;
(b)    the number of Securities in respect of which the Award is granted or the formula by which such number may be found;
(c)    the Award Date;
(d)    whether the Award is subject to any Performance Condition(s); and
(e)    details of the applicable Vesting Date(s) and Vesting Portion(s).
1.3The number of Securities in respect of which an Award is to be granted shall be calculated by the Committee.

10868-5-541-v0.9	- 3-	70-40492187

Restricted - External

1.4There shall be no consideration payable for the grant of an Award.
1.5The grant of any Award shall be subject to obtaining any approval or consent required under the United Kingdom Listing Authority Listing Rules, any relevant securities dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment.
1.6An Award may be granted:
(a)        in the 6 weeks beginning with:
(i)    the date on which the Plan is adopted by the Committee; or
(ii)    the dealing day after the date on which the Company announces its results for any period; or
(iii)    the removal of any restrictions imposed on the Committee or the Company which prevented an Award from being granted in the period mentioned in (ii); or
(iv)    the date on which changes to any legislation or regulations affecting the Plan are announced or made; or
(b)    at any other time when the Committee so decides, provided that it is not restricted from granting Awards at that time by law or regulation but an Award may not be granted after 7 February 2027 (that is, the expiry of the period of 10 years beginning with the date on which the Plan is adopted by the Committee).
1.7Any Award granted to a Participant is personal to him and shall not be capable of being transferred or otherwise disposed of by a Participant. Any such Award shall lapse immediately if it is so transferred, purported to be transferred or otherwise disposed of or if the Participant is adjudged bankrupt.
1.8Except in the case of Forfeitable Awards, until an Award Vests, a Participant shall not be entitled to any dividends or other distributions made in respect of the Securities awarded to him and shall have no right to vote in respect of the Securities subject to his Award.
1.9An Award of Shares may only be satisfied by the transfer of Shares (other than the transfer of treasury Shares).
1.10An Award of Capital Instruments may only be satisfied by the transfer of Capital Instruments.
3.VESTING OF AWARDS
1.1Subject to the remainder of Rule 3 and Rules 5 and 6 and to the satisfaction of any Performance Condition attaching to an Award, the relevant Vesting Portion of an Award (provided it is not a Provisional Allocation) and any Dividend Shares or Coupon Equivalent (if applicable) shall Vest in accordance with Rule 4 on the Vesting Date. In the case of a Provisional Allocation, the Committee shall, in its absolute discretion, determine whether the Vesting Portion shall Vest on the Vesting Date in accordance with Rule 4.
1.2Subject to Rules 3.3, 3.4, 3.6 and 5 and to the satisfaction of any Performance Condition attaching to an Award, if on any Vesting Date the Participant is not an employee of the Group, the Committee may in its absolute discretion and in accordance with Rule 4 allow:
(a)    the relevant Vesting Portion and any Dividend Shares or Coupon Equivalent (if applicable) to Vest on its Vesting Date; or
(b)    a lower number of such Securities and any Dividend Shares or Coupon Equivalent (if applicable) to Vest; or
(c)    no Securities, Dividend Shares or Coupon Equivalent at all to Vest.

10868-5-541-v0.9	- 4-	70-40492187

Restricted - External

1.3Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if the Committee determines in its absolute discretion that the underlying financial health of the Group has significantly deteriorated over the whole or any part of the Vesting Period, such that there are severe financial constraints on the Group which preclude or limit the Group's ability to facilitate funding of Awards then:
(a)    the Committee may at its absolute discretion determine that any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) that may otherwise Vest may be limited, reduced (to nil if appropriate) and/or made subject to any other condition as the Committee considers at its absolute discretion appropriate; and
(b)    in the absence of any determination by the Committee under Rule 3.3(a), the Vesting of any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) that may otherwise Vest (including any Securities not released as the result of the exercise of discretion by the Committee under Rule 3.3 (a)) shall be suspended until such time as the Committee lifts such suspension or exercises its discretion under Rule 3.3(a) PROVIDED THAT to the extent that the Committee has not lifted such suspension or exercised its discretion under Rule 3.3(a) within 3 years from the date specified at the Award Date as the final Vesting Date of an Award which remains outstanding and in respect of which Vesting of any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) remains suspended under this Rule 3.3(b), all such Awards shall be forfeited and lapse in their entirety, unless the Committee, in exceptional circumstances, determines otherwise.
1.4Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, the Committee may, in its absolute discretion, determine that any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) may be reduced (to nil if appropriate) at any time and/or made subject to any other condition as the Committee considers at its absolute discretion appropriate, including (but without limitation) as a result of:
(a)    the Group or any Subsidiary's financial statements having been materially restated at any time whether before or during the Vesting Period other than restatement due to a change in accounting policy or to rectify a minor error;
(b)    the Group or any business unit having suffered a material downturn in its financial performance at any time whether before or during the Vesting Period;
(c)    the Participant having, in the reasonable opinion of the Committee, following consultation with his Employer, deliberately misled the management of the Company, the market and/or the Company's shareholders regarding the financial performance of the Group or of any Subsidiary at any time whether before or during the Vesting Period;
(d)      the Participant's actions at any time whether before or during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, caused harm to the reputation of the Group and/or the Participant's business unit;
(e)    the Participant's actions at any time whether before or during the Vesting Period having, in the reasonable opinion of the Committee, following consultation with his Employer, amounted to misconduct or a material error;
(f)    the Group or the business in which the Participant works having, in the reasonable opinion of the Committee, following consultation with the Risk Committee, suffered a material failure of risk management whether before or during the Vesting Period;
(g)    the Participant's actions having, in the reasonable opinion of the Committee, following consultation with his Employer, amounted to negligence, incompetence or poor performance at any time whether before or during the Vesting Period; or
(h)    any other matter which, in the reasonable opinion of the Committee, is required to be taken into account to comply with prevailing legal and / or regulatory requirements, which for the avoidance of doubt, includes any regulations or guidance published by a regulator from time to time.

10868-5-541-v0.9	- 5-	70-40492187

Restricted - External

    For the purposes of this Rule 3.4, the determination of what constitutes “negligence”, “incompetence”, “poor performance” and “misconduct” shall be determined by the Committee acting in good faith, following consultation with the Employer.
1.5If a Participant relocates to another jurisdiction before his Award Vests and, as a result of the relocation, the Participant or any member of the Group would be subject to additional tax or social security on the Vesting of the Award or the Vesting of the Award in that other jurisdiction would be subject to any regulatory restriction, approval or consent, the Committee may determine that the Award may:
(a)vest on such terms and during such period preceding the date on which the Participant relocates as the Committee may determine; or
(b)lapse and be replaced by the grant of such other form of Award as the Committee may specify.
1.6Notwithstanding any other provision of the Plan, and irrespective of whether any Performance Condition attached to an Award has been satisfied, if, at the time that an Award is due to Vest, a Participant is Involved in an Investigation then the Committee in its absolute discretion, following consultation with his Employer, may determine that any Vesting of any Vesting Portion and/or Dividend Shares or Coupon Equivalent (if any) shall be suspended until such time as the Committee lifts such suspension and exercises its discretion to allow the Award to Vest or otherwise reduces the Award (to nil, if appropriate) in accordance with Rule 3.4 PROVIDED THAT if a Participant ceases to be employed by the Group in accordance with Rule 5.4 then the Award shall lapse in its entirety unless the Committee, in exceptional circumstances, determines otherwise as permitted by Rule 5.4 and/or PROVIDED FURTHER THAT to the extent that the Committee has not lifted such suspension or exercised its discretion under this Rule 3.6 within 5 years from the date of any such suspension, then all such Awards shall be forfeited and lapse in their entirety, unless the Committee, in exceptional circumstances, determines otherwise.
4.CONSEQUENCES OF VESTING
1.1In the case of a Conditional Award, the Committee shall, subject to the remainder of this Rule 4, transfer or procure the transfer of the Vesting Portion of the Award to the Participant or his nominee account on or as soon as reasonably practicable after the relevant Vesting Date.
1.2In the case of an Option, the Option shall, subject to the remainder of this Rule 4, be exercisable in respect of Securities subject to the Vesting Portion for a period determined by the Committee at the Award Date in its absolute discretion, but being a period of no longer than 10 years from the Award Date, starting with the relevant Vesting Date unless it lapses earlier under Rules 5 or 6. If an Option is not exercised during the last 30 days of that period because of any regulatory restrictions, the Committee may extend the period during which the Option may be exercised so as to permit the Option to be exercised as soon as those restrictions cease to apply.
1.3In the case of a Forfeitable Award, the Vesting Portion of the Forfeitable Securities shall cease to be subject to the restrictions imposed on those Forfeitable Securities under the Plan and the Committee shall, subject to the remainder of this Rule 4, transfer or procure the transfer of the legal title to those Forfeitable Securities and/or any documents of title relating to those Forfeitable Securities to the Participant or his nominee account on or as soon as reasonably practicable on or around the relevant Vesting Date.
1.4In the case of a Provisional Allocation, if the Committee determines that any Securities under an Award shall Vest pursuant to Rules 3, 5 or 6, the Committee shall as soon as reasonably practicable on or around the relevant Vesting Date transfer or procure the transfer to the Participant or his nominee account of the Vesting Portion in such form and manner as the Committee shall from time to time prescribe in which case:
(a)    the Committee shall inform the Participant of the release of Securities to him within 28 days of Vesting; and
(b)    the Participant shall from the date of such determination become beneficially entitled to such Securities and shall have the right to receive all dividends or Coupons, as the case may be, paid on such Securities on or after their Vesting

10868-5-541-v0.9	- 6-	70-40492187

Restricted - External

(net of any tax payable on such dividends or Coupon) and the right to vote or direct the voting in respect of such Securities (where such Securities are Shares and those Shares are held by the trustees of an employee benefit trust established by the Company or any member of the Group and the trustees shall vote in accordance with any such instructions).
1.5An Award shall not Vest unless and until the following conditions are satisfied:
(a)    if the Committee so requires, the Participant shall enter into an election to be made jointly with his Employer pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 for the Securities to be treated as if they are not restricted securities for the purposes of Chapter 2, Part 7, Income Tax (Earnings and Pensions) Act 2003;
(b)    subject to Rule 4.6, the Participant shall pay in such manner as the Committee may from time to time prescribe any such additional amount of which the Committee may notify the Participant in respect of any deduction on account of tax or similar liabilities as may be required by law which may arise on the release of Securities to him; and
(c)    the Vesting of the Award or exercise of the Option and the transfer of Securities after such Vesting or exercise would be lawful in all relevant jurisdictions and in compliance with the United Kingdom Listing Authority Listing Rules, any relevant securities dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment.
1.6The Committee may sell, or procure the sale of, such number of Securities which have Vested to meet any obligation of the Committee, any member of the Group or any other person to deduct tax or employees' social security contributions or other tax withholding which may be required by law in any jurisdiction or which the Committee and/or the Employer reasonably considers to be necessary or desirable in respect of the Vesting of an Award.
1.7An Award shall lapse in accordance with the Plan or to the extent that it does not Vest under the Plan. On the lapse of all or any part of a Forfeitable Award, the beneficial interest (and, if appropriate, the legal interest) of the Forfeitable Securities in respect of which such Award has lapsed shall be transferred for no (or nominal) consideration to any person specified by the Committee.
5.VESTING AFTER CESSATION OF EMPLOYMENT
1.1Subject to Rules 3.3, 3.4 and 3.6 and unless a Vesting Portion may Vest before its Vesting Date under Rules 5.2, 5.3, 5.4 and 6, a Vesting Portion may not Vest before the relevant Vesting Date. Any Vesting Portion which does not Vest shall lapse.
1.2Subject to Rules 3.3, 3.4 and 3.6, if a Participant dies his Award (provided it is not a Provisional Allocation) shall, unless the Committee decides otherwise in exceptional circumstances, Vest on the earlier of its applicable Vesting Date and the date on which the Committee is notified of the death in accordance with Rule 4. In the case of a Provisional Allocation, the Committee shall, in its absolute discretion, decide whether the Award should Vest.
1.3Subject to Rules 3.3, 3.4, 3.6 and 5.4, if a Participant ceases to be employed by the Group by reason of:
(a)    injury, disability or ill health;
(b)    redundancy after the third anniversary of the Award Date;
(c)    retirement with the agreement of his Employer;
(d)    the company by which he is employed ceasing to be a member of the Group or the undertaking in which he is employed being transferred to a transferee which is not a member of the Group;
    (e)    resignation after the third anniversary of the Award Date; or

10868-5-541-v0.9	- 7-	70-40492187

Restricted - External

(f)    any other reason, and subject to any conditions as the Committee may, in its discretion, decide his Award (provided it is not a Provisional Allocation) shall, unless the Committee decides otherwise in exceptional circumstances, Vest on the applicable Vesting Date for each Vesting Portion as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the Group before the Vesting Date of any Vesting Portion the Committee may allow such unvested Vesting Portions as the Committee so decides to Vest on the date of such cessation. In the case of a Provisional Allocation, the Committee shall, in its absolute discretion, decide whether each Vesting Portion should Vest. Any Vesting Portion which does not Vest shall lapse.
1.4If a Participant ceases to be employed by the Group due to resignation on or before the third anniversary of the Award Date, dismissal for cause or gross misconduct or for any reason other than one of the events specified in Rules 5.2 or 5.3, his Award shall lapse unless the Committee in its absolute discretion in exceptional circumstances determines otherwise in which case the Committee may release to the Participant each Vesting Portion on or after the applicable Vesting Date for each Vesting Portion as set out in the Award Letter and in accordance with Rule 4 PROVIDED THAT if a Participant ceases to be employed by the Group before the Vesting Date for any Vesting Portion, the Committee may allow such unvested Vesting Portions as the Committee so decides to Vest on the date of such cessation. Any Vesting Portion which does not Vest shall lapse.
1.5For the purposes of this Rule 5, a Participant shall be deemed to have ceased to be employed by a member of the Group on the earlier of the day on which (i) the Participant gives notice of resignation or (ii) his employment terminates, unless the Committee decides otherwise in its absolute discretion.
6.TAKE-OVER AND LIQUIDATION
1.1Rule 6.2 shall apply if:
(a)    any person obtains Control of the Company as a result of making:
(i)    a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by such person) made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or
(ii)    a general offer to acquire all the Company's ordinary shares (or such of those shares as are not already owned by such person); or
(b)    under section 899 of the Companies Act 2006 the Court sanctions a compromise or arrangement between the Company and its creditors or its members which, if it becomes effective, will result in a person obtaining Control of the Company.
1.2Subject to Rules 3.3, 3.4 and 3.6, the Committee shall have absolute discretion to determine whether:
(a)    any Performance Condition should be waived or deemed to be satisfied; and/or
(b)    any Awards should Vest early before their relevant Vesting Dates; and/or
(c)    Awards should continue in the same or a revised form following the change of Control.
1.3Subject to Rules 3.3, 3.4 and 3.6, if the Company gives notice of a general meeting to consider a resolution for the voluntary winding up of the Company (the "resolution") the Committee shall allow Awards to Vest PROVIDED THAT any Vesting pursuant to this Rule 6.3 shall be conditional upon the resolution being duly passed. If the resolution is defeated or withdrawn, the Award shall be unaffected. If the Committee allows Awards to Vest pursuant to this Rule 6.3, the Participant shall be entitled to share in the assets of the Company with existing holders of the Securities in the same manner as if the Securities had been registered in his name before the resolution was passed.

10868-5-541-v0.9	- 8-	70-40492187

Restricted - External

1.4Subject to Rules 3.3, 3.4 and 3.6, if, in the opinion of the Committee, the Company will be affected by any demerger, dividend in specie, special dividend or other transaction which will adversely affect the current or future value of any Award, the Committee may depending on the form of the Award, acting fairly, reasonably and objectively, allow all unvested Awards to Vest on such event happening.
1.5On the commencement of any liquidation of the Company (subject to Rule 6.3 and otherwise than in connection with a compromise or arrangement as referred to in paragraph (b) of Rule 6.1) the Award shall lapse.
1.6If any company ("Acquiring Company") obtains Control of the Company as a result of making an offer referred to in Rule 6.1 or a compromise or arrangement referred to in Rule 6.1 any Participant may, by agreement with the Acquiring Company, release any Award ("Old Award") in consideration of the grant to him of an Award ("New Award") which is equivalent to the Old Award except that it will be over securities in the Acquiring Company or some other company.
The Rules will apply to any New Award granted under this Rule 6.6 as if references to Securities were references to securities over which the New Award is granted and references to the Company were references to the company whose securities are subject to the New Award.
7.VARIATIONS IN THE SHARE CAPITAL OF THE COMPANY
1.1In the event of any variation of the share capital of the Company or a demerger, special dividend or other similar event which affects the market price of Securities to a material extent, the Committee may make such adjustment as it considers appropriate to the number of Securities subject to any Award and, in the case of an Option over Securities, the Option Price.
8.ADMINISTRATION OF THE PLAN
1.1The Plan shall be administered by the Committee whose decision on any matter connected with the Plan shall be final and binding.
1.2The Committee shall determine any dispute about the rights and obligations of any person under the Plan or any question concerning the construction or interpretation or effect of the Plan or any other question in connection with the Plan and its determination shall be final, binding and conclusive on all persons.
9. AMENDMENT OF THE PLAN
1.1    Notwithstanding any other provision of the Plan the Committee may at any time and from time to time in its absolute discretion and without notice modify or amend, in whole or in part, any or all of the provisions of this Plan or suspend or terminate the Plan entirely, provided that no such modification or amendment may be made that would materially adversely affect existing Awards, save in circumstances in which such amendment, modification, suspension or termination is deemed necessary to ensure consistency with Barclays remuneration policy and / or practices (as amended from time to time) or to ensure the Group’s compliance with prevailing legal and / or regulatory requirements, which for the avoidance of doubt, includes any regulations or guidance published by a regulator from time to time.
10.FORFEITABLE SECURITIES
On or before the grant of a Forfeitable Award, each Eligible Employee selected for such an Award must enter into an agreement with the Company under the terms of which the Eligible Employee agrees:
1.1     to have full beneficial ownership of the Securities;
1.2    unless the Committee decides otherwise, to waive his right to all Coupons, cash and scrip dividends on his Forfeitable Securities until Vesting;
1.3    that he will not assign, transfer, charge or otherwise dispose of any Forfeitable Securities or any interest in them until Vesting save as otherwise required by the Plan;

10868-5-541-v0.9	- 9-	70-40492187

Restricted - External

1.4    if required by the Committee, to enter into any elections under Part 7 of ITEPA and any election to transfer or any agreement to pay secondary Class 1 National Insurance Contributions (or their equivalents in any jurisdiction) in relation to his Forfeitable Securities; and
1.5    to sign any documentation to give effect to the terms of the Forfeitable Award.
11.CASH ALTERNATIVE
1.1    Where a Conditional Award or a Provisional Allocation Vests or where an Option has been exercised and Vested Securities have not yet been transferred to the Participant (or his nominee account), the Committee may determine that, instead of acquiring such number of Vested Securities as the Committee may decide (but in full and final satisfaction of his right (if any) to acquire those Securities), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 11.3) of that number of Securities in accordance with the following provisions of this Rule 11.
1.2    Rule 11.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 11.1 would cause the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption or adverse tax or social security contributions consequences for the Participant or any member of the Group as determined by the Board provided that this Rule 11.2 shall apply only if its application would prevent the occurrence of a consequence referred to in this Rule 11.2.
1.3    For the purpose of this Rule 11, the cash equivalent of a Security is:
(a)    in the case of a Conditional Award or a Provisional Allocation, the market value of a Security on the day when the Award Vests; and
(b)    in the case of an Option, the market value of a Security on the day when the Option is exercised reduced by the Option Price in respect of that Security.
Market value on any day shall be such value of a Security as the Committee reasonably determines.
1.4    As soon as reasonably practicable after the Committee has determined under Rule 11.1 that a Participant shall be paid a sum in substitution for his right (if any) to acquire any number of Vested Securities the Company shall pay to him or procure the payment to him of that sum in cash and if he has already paid the Company for those Securities, the Company shall return to him the amount so paid by him.
1.5    There shall be deducted from any payment under this Rule 11 such amounts (on account of tax or similar liabilities) as may be required by law or as the Committee may reasonably consider to be necessary or desirable.
12.GENERAL PROVISIONS
1.1Terms of employment
The rights and obligations of any Participant under the terms of his employment with any member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate in it. Participants shall waive any and all rights to compensation or damages in consequence of the termination of employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as such rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award under the Plan does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award. The terms of the Plan are separate from and do not form a term of or any part of or create any obligations or rights pursuant to an individual's contract of employment.

10868-5-541-v0.9	- 10-	70-40492187

Restricted - External

1.2Tax and other similar liabilities
Any liability of a Participant to taxation or social security contributions or similar liabilities in respect of an Award shall be for the account of the relevant Participant. The Committee may make an Award and the release of Securities under it conditional on the Participant complying with arrangements specified by the Committee for the payment of any taxation, employees' social security contributions or employer's social security obligations (including, without limitation, the deduction of taxation at source).
1.3Notices
Any notice or other communication under or in connection with the Plan may be given by personal delivery, electronically or by sending the same by post in the case of a company to its registered office, in the case of the Committee, to the registered office of the Company and in the case of an individual to his last known address, or, where he is an employee of any member of the Group, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his employment. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.
1.4Data Protection provisions
If a Participant is employed outside the European Economic Area and consent is needed for the collection, processing or transfer of their personal data under applicable local law, by participating in the Plan, the Participant gives their consent for the purposes of the Plan.
For the purposes of compliance with the General Data Protection Regulation (EU) 2016/679, the Company will separately provide a Participant with information on the collection, processing and transfer of their personal data, including the grounds for processing.
1.5Severability of Provisions
If any provision in this Plan is for any reason held by any Court or other competent authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part, the remaining provisions of this Plan shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.
1.6Third Parties
No third party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.
1.7Awards not Pensionable
Awards, Securities and any other benefits provided under the Plan shall not be pensionable.
1.8Resolution of disputes
Any dispute arising out of or in connection with the Plan, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which rules are deemed to be incorporated by reference into this Rule. In the event of arbitration:
(a)    the number of arbitrators shall be one;
(b)    the seat, or legal place, of arbitration shall be London;
(c)    the language to be used in arbitral proceedings shall be English.

10868-5-541-v0.9	- 11-	70-40492187

Restricted - External

The Committee and, by accepting the Award, any Participant waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996.
1.9Governing Law
This Plan shall be construed, administered and governed in all respects under and by the law of England and Wales.

10868-5-541-v0.9	- 12-	70-40492187

Restricted - External

SCHEDULE 1: SPECIAL PROVISIONS SCHEDULE
The Special Provisions Schedule takes effect as if the Rules were set out in it incorporating the following modifications.
Words or phrases in this Schedule 1 shall have the same meaning as in Rule 1.1 except as provided below. Except as noted in this Schedule 1, the Rules apply to Awards granted under this Schedule 1.
A.AWARDS FOR NEW JOINERS
For Eligible Employees who are New Joiners and who are granted an Award under the Plan, the Rules are modified by deleting:
(a)Rule 5.3(e); and
(b)The words “on or before the third anniversary of the Award Date”    in Rule 5.4.
For the purposes of this Schedule 1, “New Joiners” means any person who on the relevant Award Date is an Eligible Employee by reason of his having commenced employment within the Group in the six months (or such period as determined by the Committee) preceding the Award Date and who is determined to be a New Joiner by the Committee.
B.AWARDS TO OVERSEAS ELIGIBLE EMPLOYEES (NON-US)
1.Brazil
For Eligible Employees resident in Brazil, the Rules are modified by the deletion of the definition of "Award" in Rule 1.1 and its replacement with the following:
""Award" means a Conditional Award of Securities to Vest on the Vesting Dates applicable to the Award or an Option to acquire Securities for no payment which shall become exercisable in respect of each Vesting Portion on its applicable Vesting Date for a period of 90 days following which any unexercised Vesting Portion shall lapse."
2.Spain
For Eligible Employees resident in Spain, the Rules are modified so that Rule 5.3(e) shall not apply.
C.UNITED STATES SPECIAL PROVISIONS1
The following shall apply for all US Participants who are Eligible Employees. Where a Participant becomes a US Participant after the grant of an Award, such Award is modified in a manner consistent with these provisions.
Notwithstanding anything in the Plan to the contrary, Awards granted to a US Participant shall be subject to the following provisions, as applicable:
(a)The Award Letter provided for Conditional Awards and Awards otherwise subject to section 409A of the United States Internal Revenue Code of 1988, as amended ("Section 409A") shall include the scheduled payment/settlement date(s) for such Award.
(b)The grant of Dividend Shares and Coupon Equivalents shall not apply to Options.
(c)Rule 3.2 (b) shall not apply unless the payment delay described in Rule 3.2(b) is legally required under applicable law (within the meaning of US Treasury Regulation Section 1.409A-2(b)(7)(ii)) or the payment would otherwise would jeopardize the Company’s ability to continue as a “going concern” (within the meaning of US Treasury Regulation Section 1.409A-3(d)).
1     No Awards in the form of nil-cost Options over Securities or other Options over Capital Instruments shall be granted to US Participants.

10868-5-541-v0.9	- 13-	70-40492187

Restricted - External

(d)Notwithstanding anything to the contrary in Rule 3.5, if, at the time that an Award to a US Participant that is subject to Section 409A (other than an Award under which a Participant is determined not to have a "legally binding right" within the meaning of Section 409A) is due to Vest, a Participant is Involved in an Investigation, then the Committee may decide at its discretion to lapse any such Award. Thereafter, the Committee, at its absolute discretion, following consultation with the Participant's Employer, may determine, within 5 years from the date of any such lapse, whether to grant such Participant a new Award on terms as determined by the Committee.
(e)Notwithstanding anything to the contrary in the Rules, payment/settlement with respect to any:
(i)    Provisional Allocation or other Award that is exempt from Section 409A or any Dividend Shares or Coupon Equivalents shall be made no later than 2½ months following the end of the calendar year in which such Award or amount Vests; and
(ii)    Conditional Award or any other Award that is subject to Section 409A shall be made as soon as practicable following the scheduled payment/settlement date but in no event more than 30 days thereafter, except as otherwise permitted under Section 409A; provided, however, that to the extent a Participant dies before the scheduled Vesting Date(s), such Participant’s Awards shall be paid/settled as soon as practicable following the date of death, but only to the extent then Vested.
(f)Notwithstanding anything in Rule 5.3 or Rule 6 to the contrary, in the case of a Conditional Award or other Award that is subject to Section 409A, the provisions of Rule 5.3 or 6, as the case maybe, may be invoked to accelerate the Vesting of such Award but not the payment or settlement of such Award. Such Award shall be paid or settled on the originally-scheduled payment/settlement date, unless otherwise permitted under Section 409A.
(g)Adjustments made pursuant to Rule 7 with respect to any Award granted to a US Participant shall be made in accordance with US Treasury Regulation Section 1.409A-1(b)(5).
(h)To the extent that a Participant who has been granted an Option becomes subject to US taxation and his Option is determined to have been granted with an option price less than “fair market value” on the Award Date as defined in US Treasury Regulation Section 1.409A-1(b)(5), his Option shall be exercisable only as follows: (i) if the Option is Vested in the year that the Participant becomes subject to US taxation, the Option shall be exercisable only in the first calendar year after the year in which the Participant becomes subject to US taxation; and (ii) if the Option is not Vested in the year that the Participant becomes subject to US taxation, the Option shall be exercisable only in the first calendar year after the year in which the substantial risk of forfeiture (within the meaning of Section 409A) lapses.
(i)These provisions shall also apply to Cash Awards granted under Schedule 2 to the Plan to the same extent that these provisions apply to other Conditional Awards, Provisional Allocations or Options.
(j)In the event that a Participant is a “specified employee” (within the meaning of US Treasury Regulation Section 1.409A-1(i)) as of the date of the Participant’s “separation from service” (within the meaning of US Treasury Regulation Section 1.409A-1(h)) and if any Award both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then, to the extent necessary to avoid penalties under Section 409A, no Award that is a deferral of compensation shall be paid or settled prior to the first day of the seventh month following the Participant’s separation from service.

10868-5-541-v0.9	- 14-	70-40492187

Restricted - External

SCHEDULE 2: CASH AWARDS
The Rules of the Plan shall apply to a Cash Award granted or to be granted under this Schedule as if it was a Conditional Award, an Option or a Provisional Allocation over Securities as determined by the Committee, except as set out in this Schedule. References in the Rules of the Plan to Securities shall be read as references to a cash sum where the context so requires. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.
(a)The Committee may grant or procure the grant of a Cash Award.
(b)The Committee shall determine the form of a Cash Award (Conditional Award, Option or Provisional Allocation) on or before the Award Date of that Cash Award.
(c)Each Cash Award shall relate to a given number of notional Securities.
(d)On or as soon as reasonably practicable after the Vesting of a Cash Award structured as a Conditional Award or a Provisional Allocation, the holder of that Award shall be entitled to a cash sum which shall be equal to the "Cash Value" of the notional Vested Securities.
(e)A Cash Award structured as an Option shall be exercisable in respect of notional Vested Securities for a period determined by the Committee at the Award Date in its absolute discretion (being a period of no longer than 10 years from the Award Date) beginning with the date on which the Cash Award Vests (unless it lapses earlier under Rule 5.4 or Rule 6). Following the exercise of a Cash Award structured as an Option, the holder of that Award shall be entitled to a cash sum which shall be equal to the "Cash Value" of the notional Vested Securities less the Option Price (if any).
(f)For the purposes of this Schedule:
(i)    the Cash Value of a notional Security is the Market Value of a Security on the date of Vesting of a Cash Award structured as a Conditional Award or a Provisional Allocation and on the date of exercise of a Cash Award structured as an Option; and
(ii)    the Market Value of a Security on any day shall be determined in accordance with Rule 11.3.
(g)    Any cash sum payable under paragraphs (d) or (e) above shall be paid by the Employer as soon as practicable after the Vesting of the Cash Award under paragraph (d) or its exercise under paragraph (e), net of any deductions (on account of any tax or social security or similar liabilities) as may be required by law.
(h)    For the avoidance of doubt, a Cash Award shall not confer any right on the holder of such an Award to receive Securities or any interest in Securities.

10868-5-541-v0.9	- 15-	70-40492187

Restricted - External